Exhibit 3.1(b)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SemiLEDs Corporation

SemiLEDs Corporation, a Delaware corporation, hereby certifies that:

1.             The name of the corporation is SemiLEDs Corporation.  The date of filing of its original Certificate of Incorporation with the Secretary of State was January 4, 2005.

2.             This Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: , 2010	SEMILEDS CORPORATION

By:
Trung Tri Doan
Chief Executive Officer

EXHIBIT “1”

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEMILEDS CORPORATION

ARTICLE I:  NAME

The name of the corporation is:  SemiLEDs Corporation.

ARTICLE II:  REGISTERED AGENT

The address of the registered office of the corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, Delaware 19901.  The name of the registered agent of the Corporation at such address is National Corporate Research, Ltd.

ARTICLE III:  PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.

ARTICLE IV:  AUTHORIZED CAPITAL

Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, each one share of this Corporation’s outstanding Common Stock and Preferred Stock, shall be and hereby is, ipso facto and without any action on the part of the holders of Common Stock or Preferred Stock, converted and reconstituted into one-fourteenth (1/14th) of a share of this Corporation’s Common Stock and Preferred Stock, respectively (the “Reverse Split”).  No fractional shares shall be issued upon the Reverse Split of any share or shares of the Common Stock or Preferred Stock.  In lieu of issuing fractional shares upon the Reverse Split, this Corporation shall pay holders the fair market value, as of the effective date of the filing of this Amended and Restated Certificate of Incorporation as determined by this Corporation’s Board of Directors, of the fractional shares that would be issued upon the Reverse Split but for the second sentence of this paragraph.  Every share number, dollar amount, conversion price, amount per share and other provision contained in this Amended and Restated Certificate of Incorporation has been adjusted for the Reverse Split.  No further adjustment of any share number, dollar amount, conversion price, amount per share or right set forth in this Amended and Restated Certificate of Incorporation shall be made as a result of the Reverse Split.

1.             Authorized Capital.  This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”.  The total number of shares of Common Stock authorized to be issued is 29,071,428 shares, $0.0000056 par value per share.  The total number of shares of Preferred Stock authorized to be issued is 13,718,873 shares,

$0.0000056 par value per share.

2.             Designation of Preferred Stock.  The Preferred Stock shall be divided into series.  The first series shall consist of 6,875,000 shares and is designated “Series A Preferred Stock.”  The second series shall consist of 863,095 shares and is designated “Series B Preferred Stock.”  The third series shall consist of 3,184,604 shares and is designated “Series C Preferred Stock.”  The fourth series shall consist of 1,096,539 shares and is designated “Series D Preferred Stock.”  The fifth series shall consist of 1,699,635 shares and is designated “Series E Preferred Stock.”

3.             Designation of Common Stock.  The Common Stock shall be divided into two series.  The first series shall consist of 22,142,857 shares and is designated “Class A Common Stock.”  The second series shall consist of 6,928,571 shares and is designated “Class B Common Stock.”  The designations, powers, preferences, and relative, participating, optional and other rights of the Class A Common Stock and the Class B Common Stock shall be identical except as provided in the next sentence.  Each share of Class A Common Stock shall have one vote on all matters subject to a vote of the stockholders and, except as otherwise required by law, no share of the Class B Common Stock shall have the right to vote on any matter.

ARTICLE V:  TERMS OF CLASSES AND SERIES

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1.             Definitions.  For purposes of this Article V, the following definitions apply:

1.1           “Board” shall mean the Board of Directors of the Corporation.

1.2           “Corporation” shall mean this corporation.

1.3           “Common Stock” shall mean the Class A Common Stock and Class B Common Stock of the Corporation.

1.4           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5           “Dividend Rate” shall mean 8% of the per share purchase price of the respective series of the Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such Series of Preferred Stock) per annum.

1.6           “Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock is issued by the Corporation.

1.7           “Original Series A Issue Price” shall mean $2.18181824 per share for the Series A Preferred Stock.

1.8           “Original Series B Issue Price” shall mean $4.20 per share for the Series

B Preferred Stock.

1.9           “Original Series C Issue Price” shall mean $8.26 per share for the Series C Preferred Stock.

1.10         “Original Series D Issue Price” shall mean $9.1196 per share for the Series D Preferred Stock.

1.11         “Original Series E Issue Price” shall mean $9.1196 per share for the Series E Preferred Stock.

1.12         “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares:  (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.

1.13         “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

1.14         “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0000056 par value per share, of the Corporation.

1.15         “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.0000056 par value per share, of the Corporation.

1.16         “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.0000056 par value per share, of the Corporation.

1.17         “Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.0000056 par value per share, of the Corporation.

1.18         “Series E Preferred Stock” shall mean the Series E Preferred Stock, $0.0000056 par value per share, of the Corporation.

1.19         “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.             Dividend Rights.

2.1           Dividend Preference.  In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend).  No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases.  Payments of any dividends to the holders of each such series of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein.  Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.  Payments of any dividends to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be paid pro rata, on an equal priority, pari parsu basis.

2.2           Participation Rights.  If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

2.3           Non-Cash Dividends.  Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.             Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1           Liquidation Preferences.  The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, pari passu, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, the amount respectively of (a) the Original Series A Issue Price with respect to the Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits), the Original Series B Issue Price with respect to the Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits), the Original Series C Issue Price with respect to the Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits), the Original Series D Issue Price with respect to the Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits), and the

Original Series E Issue Price with respect to the Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits), plus (b) all declared but unpaid dividends thereon.  If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth in this subsection 3.1.

3.2           Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Preferred Stock pro rata according to the number of shares held by such holders, where, for this purpose, holders of shares of Preferred Stock will be deemed to hold (in lieu of their Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Section 5.

3.3           Deemed Liquidation Events. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (each a “Liquidation Event”): (a) any reorganization by way of share exchange, consolidation or merger, in one transaction or series of related transactions (each, a “combination transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (b) a sale of all or substantially all of the assets (including the licensing of all or substantially all of the Company’s intellectual property to a third party) of the Corporation.  For purposes of this Section 3.3, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such combination transaction.

3.4           Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

(a)           The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)            unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii)           if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii)          if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)           The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

4.             Voting Rights.

4.1           Common Stock.  Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.  The holders of shares of Class B Common Stock shall not be entitled to any right to vote, except where required by law.

4.2           Preferred Stock.  Each holder of shares of the Series A Preferred Stock and Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.  The holders of shares of the Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall not be entitled to any right to vote, except where required by law.

4.3           General.  All of the provisions of Section 6 below shall continue in full force and effect and shall benefit only the holders of at least a majority of the originally issued Series A Preferred Stock at any time outstanding.  Subject to the immediately preceding sentence and the other provisions of this Certificate of Incorporation, each holder of the Series A Preferred Stock and Series D Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of the Series A Preferred Stock and Series D Preferred Stock and the holders of Class A Common Stock shall vote together and not as separate classes.

4.4           Board of Directors Election and Removal.

(a)           Election of Directors.  (i) So long as at least a majority of the originally issued shares of the Series A Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such Preferred Stock or dividends declared in shares of such stock), then the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) directors of the Corporation; and (ii) the holders of the Class A Common Stock, voting as a separate class, shall be entitled to elect four (4) directors of the Corporation.

(b)           Quorum; Required Vote.

(i)            Quorum.  At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Series A Preferred Stock or Class A Common Stock then outstanding, respectively, shall constitute a quorum for the election of directors to be elected solely by the holders of the Seriers A Preferred Stock or Class A Common Stock, respectively.

(ii)           Required Vote.  With respect to the election of any director or directors by the holders of the outstanding shares of a specified class of stock given the right to elect such director or directors pursuant to subsection 4.4(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either:  (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of each class of such Specified Stock entitled to vote thereon.

(c)           Vacancy.  If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by the required vote of holders of the shares of such Specified Stock specified in subsection 4.4(b)(ii) above that are entitled to elect such director.

(d)           Removal.  Any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in subsection 4.4(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote for such director or directors, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting.  Any vacancy created by such removal may be filled only in the manner provided in subsection 4.4(c).

(e)           Procedures.  Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.4, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(f)            Termination.  Notwithstanding anything in this subsection 4.4 to the contrary, the provisions of this subsection 4.4 shall cease to be of any further force or effect upon the earliest to occur of:  (i) upon the consummation of a Liquidation Event; (ii) upon the election of the Corporation to windup its affairs and dissolve; or (iii) the first date on which the total number of outstanding Series A Preferred Stock is less than a majority of the number of shares of Series A Preferred Stock originally issued (such number of shares being subject to proportional adjustment to reflect all combinations or subdivisions of such Preferred Stock or dividends declared in such shares of stock).

4.5           Vote by Ballot.  Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.             Conversion Rights.  The outstanding shares of Preferred Stock and Class B Common Stock shall be convertible into Class A Common Stock as follows:

5.1           Optional Conversion.

(a)           At the option of the holder thereof, each share of the Series A Preferred Stock or Series D Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Class A Common Stock as provided herein.

(b)           At the option of the holder thereof, each share of the Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Class B Common Stock as provided herein.

(c)           Each holder of shares of the Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of the Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If a conversion election under this subsection 5.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (which underwritten offering does not cause an automatic conversion pursuant to subsection 5.2 to take place) the conversion may, at the option of the holder tendering shares of the Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their shares of the Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

5.2           Automatic Conversion.

(a)           Each share of Class B Common Stock shall automatically be converted into fully paid and nonassessable shares of Class A Common Stock, on a one-to-one basis, immediately prior to (i) the effectiveness of a registration statement filed under the Securities Act, covering the offer and sale of the Common Stock, (ii) the consummation of a merger, consolidation, share exchange, sale of the Corporation’s stock, or other reorganization of the Corporation (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or such other listed events, the Corporation’s stockholders immediately prior to such merger, consolidation or such other listed events do not represent a majority interest of the surviving or resulting entity after such merger, consolidation or such other listed events; or (iii) the sale of all or substantially all of the assets of the Corporation.

(b)           Each share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as the case may be, shall automatically be converted into fully paid and nonassessable shares of Class A Common Stock, as provided herein: (i) immediately prior to the effectiveness of a registration statement filed under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in connection with a firm commitment underwritten public offering in which (A) the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $50,000,000 and (B) the pre-offering valuation of the Corporation (determined by multiplying (I) the number of outstanding securities of the Corporation on an as-converted to Common Stock basis (including shares reserved under any stock purchase or stock option plans of the Corporation) as of immediately prior to the offering by (II) the public offering price per share) is not less than $300,000,000 (a “Qualified Public Offering”); or (ii) with respect to the Series A Preferred Stock, upon the Corporation’s receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock (voting as a single class on an as-converted basis) to the conversion of all then outstanding Series A Preferred Stock under this Section 5.

(c)           Upon the occurrence of any event specified in subsection 5.2(b)(i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Class A Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Class A Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3           Conversion Price.  Each share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Series A Issue Price by the Series A Conversion Price, dividing the Original Series B Issue Price by the Series B Conversion Price, dividing the Original Series C Issue Price by the Series C Conversion Price, dividing the Original Series D Issue Price by the Series D Conversion Price, and dividing the Original Series E Issue Price by the Series E Conversion Price, as the case may be (as adjusted for any stock dividends, combinations or splits), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion.  The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Series A Conversion Price”) shall initially be the Original Series A Issue Price.  The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the “Series B Conversion Price”) shall initially be the Original Series B Issue Price.  The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the “Series C Conversion Price”) shall initially be the Original Series C Issue Price. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the “Series D Conversion Price”) shall initially be the Original Series D Issue Price.  The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E Preferred Stock (the “Series E Conversion Price”) shall initially be the Original Series E Issue Price.  The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price may collectively be referred to hereinafter as the “Conversion Price.”  The Conversion Price shall be subject to adjustment from time to time as provided below.  Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.4           Adjustment Upon Common Stock Event.  Upon the happening of a

Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock.  The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5           Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

5.6           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7           Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under subsection 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.  Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 6 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 5.7.

5.8           Sale of Shares Below Conversion Price.

(a)           Adjustment Formula.  If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this subsection 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5 or a recapitalization, reclassification or other change as provided in subsection 5.6, or a reorganization, merger or consolidation as provided in subsection 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for any series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price whichever is applicable, by a fraction:

(i)            The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii)           The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b)           Certain Definitions.  For the purposes of making any adjustment required under this subsection 5.8:

(i)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

(A)          shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Preferred Stock;

(B)           shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Corporation’s Board of Directors;

(C)           shares of the Corporation’s Common Stock or Preferred Stock (and/or options or warrants therefore) issued to parties that are strategic partners in connection with a commercial relationship with the Corporation, in each case, approved by the Corporation’s Board of Directors;

(D)          shares of the Corporation’s Common Stock or Preferred Stock (and/or options or warrants therefore) issued to parties that are providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, or bank credit or the like, under arrangements, in each case, approved by the Corporation’s Board of Directors;

(E)           shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Corporation’s Board of Directors or pursuant to the purchase of less than a fifty percent (50%) equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship, provided such an arrangement is approved by the Corporation’s Board of Directors;

(F)           shares of Common Stock or Preferred Stock issuable upon exercise of any warrants or rights to purchase any securities of the Corporation outstanding as of the date of this Amended and Restated Certificate of Incorporation and any securities issuable upon the conversion thereof;

(G)           shares of Common Stock issued pursuant to a transaction described in Section 5.4 hereof;

(H)          shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; and

(I)            shares of Common Stock or Preferred Stock, issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote of the holders of a majority of the then outstanding Preferred Stock (voting as a single class on an as-converted to Common Stock basis), as being excluded from the definition of “Additional Shares of Common Stock” under this subsection 5.8(b).

(ii)           The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii)          The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv)          The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v)           The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 5.8, for the issue of such Additional Shares of Common Stock; and

(vi)          The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c)           Deemed Issuances.  For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i)            if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii)           if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii)          if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.  If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.9           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.

5.10         Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.11         Reservation of Stock Issuable Upon Conversion.  The Corporation shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose. The Corporation shall reserve 7,971,539 shares of the Corporation’s Class A Common Stock for purpose of effecting the conversion of shares of the Corporation’s Series A Preferred Stock and Series D Preferred Stock.

5.12         Notices.  Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

6.             Restrictions and Limitations.

Class Protective Provisions.  So long as a majority of the originally issued shares of Series A Preferred Stock remain outstanding, the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of at least a majority of shares of the Series A Preferred Stock then outstanding, voting as a single class on an as converted to Class A Common Stock basis:

(a)           amend its Certificate of Incorporation or Bylaws;

(b)           reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock;

(c)           create any capital stock having rights or preferences senior to or on parity with the Series A Preferred Stock;

(d)           consummate a Liquidation Event;

(e)           liquidate or dissolve;

(f)            change the authorized number of members of its Board of Directors;

(g)           make any adverse change to the rights, preferences, privileges, powers, and restrictions for the benefit of the Series A Preferred Stock;

(h)           repurchases, redeems or retires any capital stock other than Permitted Repurchases;

(i)            results in the consolidation or merger of the Corporation with or into any other person or persons, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation immediately prior to such transaction or series of related transactions is disposed of;

(j)            results in the transfer or other disposition of any assets of the Corporation with an aggregate value in excess of $1,000,000 in any fiscal year;

(k)           results in the creation of subsidiaries;

(l)            entering into transactions with affiliates; or

(m)          enter into any debt transaction, or allow any subsidiary or controlled affiliate of the Corporation to enter into any debt transaction, corporate bond financing,  assumption or guarantee of any liability for borrowed money or any other debt financing, for more than US$4,000,000 other than equipment lease arrangements and other transactions in the normal course of business.

7.             Miscellaneous

7.1           No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.2           Preemptive Rights.  No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI:  AMENDMENT OF BYLAWS

Except as limited under Article V, Section 6 hereof, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VII:  DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

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